Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contacts:

Andrew R. Speaker	David B. Merclean
President & CEO	Senior Vice President & CFO
Mercer Insurance Group, Inc.	Mercer Insurance Group, Inc.
(609) 737-0426	(609) 737-0426

Mercer Insurance Group, Inc. Announces 4th Quarter and full year 2004 Earnings

Pennington, New Jersey, February 28, 2005 – Mercer Insurance Group, Inc. (Nasdaq: MIGP) today reported its results of operations for the quarter and year ended December 31, 2004. Mercer Insurance Group, Inc. (the Company) is a holding company which, through its insurance subsidiaries, Mercer Insurance Company, Mercer Insurance Company of New Jersey and Franklin Insurance Company, offers commercial and personal lines of insurance to businesses and individuals in Pennsylvania and New Jersey. The Company was created as a result of the conversion of Mercer Mutual Insurance Company from the mutual to the stock form of ownership on December 15, 2003 (the “Conversion”).

For the quarter ended December 31, 2004, the Company reported net income of $843,000, or $0.13 per diluted share, as compared to net income of $138,000, or $0.02 per diluted share, for the quarter ended December 31, 2003. After-tax realized gains included in net income for the quarter were $30,000, or less than $0.01 per diluted share, compared to an after-tax realized gain of $378,000, or $0.06 per diluted share, for the same period in 2003. The Company’s combined ratio, computed under accounting principles generally accepted in the United States of America (GAAP), for the fourth quarter was 100.8%, compared to 107.8% for the fourth quarter of 2003.

Revenues for the fourth quarter were $15.2 million, an increase of 7% over the 2003 fourth quarter revenue of $14.3 million. Net premiums earned for the fourth quarter were $14.2 million, an 8% increase over net premiums earned of $13.1 million in the same period of 2003. Net investment income increased 87% to $908,000 as compared to $486,000 in the comparable period in 2003. The increase in investment income is due principally to increased investments purchased with proceeds received from the issuance of shares in connection with the Conversion, and to a special dividend of $274,000 received on one of the Company’s holdings.

For the year ended December 31, 2004, the Company reported net income of $3.3 million, or $0.51 per diluted share, as compared to net income of $583,000, or $0.09 per diluted share, for the comparable period in 2003. After-tax realized gains included in net income for the year were $320,000, or $0.05 per diluted share, compared to an after-tax realized gain of $464,000, or $0.07 per diluted share, for the similar period in 2003. The Company’s GAAP 2004 combined ratio was 98.8%, compared to 103.8% for 2003.

Revenues for the year ended December 31, 2004 were $59.5 million, an increase of 17% over the 2003 similar period revenue of $50.7 million. Net premiums earned for the year was $55.8 million, a 17% increase over net premiums earned of $47.9 million in the same period in 2003. Net investment income for the year ended December 3l, 2004, increased 66% to $2.8 million from $1.7 million in the prior year period. The increased investment holdings resulting from use of the Conversion proceeds, as well as the receipt of the special dividend referred to above, favorably impacted the growth in net investment income in 2004.

The fourth quarter and year end results for 2004  include after-tax charges for professional fees associated with Sarbanes - Oxley compliance, grants of restricted stock, and shares committed to participants of the Mercer Insurance Group, Inc. Employee Stock Ownership Plan of $450,000, $117,000, and $164,000, respectively, for the quarter, and $549,000, $253,000, and $635,000, respectively for the year. These items amounted to ($0.07), ($0.02), and ($0.03), respectively, for the quarter, and ($0.09), ($0.04), and ($0.10), respectively, for the year, per diluted share. In 2003, a similar after-tax charge of $412,000, or ($0.07) per diluted share, was recognized in the fourth quarter and full year results for shares committed to participants of the Employee Stock Ownership Plan. The Company expects the costs of Sarbanes - Oxley compliance to decline significantly in 2005, the charges for grants of restricted stock to reflect a full year of amortization in 2005, and the 2005 charge associated with the Employee Stock Ownership Plan to vary in accordance with the change in the Company’s stock price. The Company’s book value per share was $16.49 as of December 31, 2004.

On June 16, 2004, the Board of Directors authorized the repurchase of up to 250,000 shares of common stock of the Company, to be made in the open market or through privately negotiated transactions as, in management’s sole opinion, market conditions warrant. The repurchased shares will be held as treasury shares available for issuance in connection with Mercer Insurance Group’s 2004 Stock Incentive Plan. As of September 22, 2004, all 250,000 shares had been repurchased under this program at a total cost of $2,975,000, or an average of $11.90 per share, a price accretive to the Company’s per share book value. On October 20, 2004, the Board authorized the repurchase of an additional 250,000 shares under the same terms, under which 25,300 shares have been repurchased as of February 28, 2005, at a cost of $330,000, or $13.06 per share, a price accretive to the per share book value.

Andrew R. Speaker, President and CEO, in commenting on the Company’s 2004 performance, said “We are pleased with our overall results in our first full year as a public company.  We continued to increase our net premiums written through our direct writings, and through changes in our reinsurance program. Although the Company had a challenging first quarter in 2004 as a result of a high volume of claims resulting from the intensely cold weather our region suffered for most of that quarter, net income and combined ratios for the full year were satisfactory, and in line with our past performance. Our results reflect our disciplined approach to accepting underwriting risks, particularly in our commercial lines book of business, where we are focusing our growth.  In addition, we were required to implement the provisions of the Sarbanes - Oxley Act of 2002 in a compressed timeframe, because the Company first exceeded the market capitalization threshold requiring current-year compliance at June 30, 2004, and so we incurred a substantial implementation expense in a relatively brief period.”

Certain of the statements contained herein (other than statements of historical facts) are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include estimates and assumptions related to economic, competitive and legislative developments. These forward- looking statements are subject to change and uncertainty that are, in many instances, beyond the company’s control and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect on Mercer Insurance Group, Inc. There can be no assurance that future developments will be in accordance with management’s expectations so that the effect of future developments on Mercer Insurance Group, Inc. will be those anticipated by management. Actual financial results including premium growth and underwriting results could differ materially from those anticipated by Mercer Insurance Group, Inc. depending on the outcome of certain factors, which may include changes in property and casualty loss trends and reserves; catastrophe losses; the insurance product pricing environment; changes in applicable law; government regulation and changes therein that may impede the ability to charge adequate rates; changes in accounting principles; performance of the financial markets; fluctuations in interest rates; availability and price of reinsurance; and the status of the labor markets in which the company operates.

Consolidated Statements of Income

(in thousands, except per share and share data)

	Quarter Ended December 31,
	2004	2003
	(unaudited)	(unaudited)

Net premiums earned	$14,167	$13,102
Investment income, net of investment expenses	908	486
Realized investment gains	45	573
Other revenue	92	94
Total revenues	15,212	14,255

Losses and loss adjustment expenses	7,035	8,133
Amortization of deferred policy acquisition costs	3,566	4,017
Other expenses	3,686	1,973
Stock conversion expenses	—	1
Total expenses	14,287	14,124

Income before income taxes and minority interest in income of subsidiary	925	131
Income taxes	82	(14)

Income before minority interest in income of subsidiary	843	145
Minority interest in income of subsidiary	—	(7)

Net income	$843	$138

Net income per common share:
Basic	$0.14	$0.02
Diluted	$0.13	$0.02

Weighted average number of shares outstanding:
Basic	6,082,963	6,252,884
Diluted	6,299,198	6,252,884

Supplementary Financial Data

Net written premiums	$17,310	$13,569

GAAP combined ratio	100.8%	107.8%

	Year Ended December 31,
	2004	2003
	(unaudited)

Net premiums earned	$55,784	$47,864
Investment income, net of investment expenses	2,841	1,707
Realized investment gains	484	703
Other revenue	358	386
Total revenues	59,467	50,660

Losses and loss adjustment expenses	28,138	27,733
Amortization of deferred policy acquisition costs	15,075	13,413
Other expenses	11,898	8,560
Stock conversion expenses	—	66
Total expenses	55,111	49,772

Income before income taxes and minority interest in income of subsidiary	4,356	888
Income taxes	1,092	174

Income before minority interest in income of subsidiary	3,264	714
Minority interest in income of subsidiary	—	(131)

Net income	$3,264	$583

Net income per common share:
Basic	$0.52	$0.09
Diluted	$0.51	$0.09

Weighted average number of shares outstanding:
Basic	6,236,163	6,252,884
Diluted	6,353,733	6,252,884

Supplementary Financial Data

Net written premiums	$59,504	$52,802

Book value per common share	$16.49	$15.65

GAAP combined ratio	98.8%	103.8%

Consolidated Balance Sheet

(in thousands, except share amounts)

	December 31, 2004	December 31, 2003
	(unaudited)

ASSETS
Investments, at fair value:
Fixed income securities, available-for sale:	$100,657	$46,277
Equity securities	24,447	22,656
Short-term investments, at amortized cost, which approximates fair value	—	54,396
Total investments	125,104	123,329
Cash and cash equivalents	16,289	15,350
Premiums receivable	11,217	9,096
Reinsurance receivable	1,683	4,159
Prepaid reinsurance premiums	1,573	1,614
Deferred policy acquisition costs	8,014	7,387
Accrued investment income	1,044	596
Property and equipment, net	9,718	6,944
Goodwill	4,673	4,673
Other assets	1,112	2,727
Total assets	$180,427	$175,875

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Losses and loss adjustment expenses	$36,028	$37,261
Unearned premiums	34,007	30,329
Accounts payable and accrued expenses	7,739	7,937
Other reinsurance balances	10	81
Other liabilities	1,089	1,228
Deferred income taxes	1,146	713
Total liabilities	$80,019	$77,549

Stockholders’ Equity:
Preferred Stock, no par value, authorized 5,000,000 shares, no shares issued and outstanding	—	—
Common stock, no par value, authorized 15,000,000 shares, issued 7,060,733 shares, outstanding 6,344,844 and 6,282,233 shares	—	—
Additional paid-in capital	$67,651	$64,871
Accumulated other comprehensive income	5,186	4,478
Retained earnings	37,876	34,612
Unearned restricted stock compensation	(2,242)	—
Unearned ESOP shares	(5,009)	(5,635)
Treasury Stock, 256,500 and -0- shares	(3,054)	—
Total stockholders’ equity	100,408	98,326
Total liabilities and stockholders’ equity	$180,427	$175,875